United States Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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DYCOM INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

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DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on November 22, 2005
TO OUR SHAREHOLDERS:
      The Annual Meeting of Shareholders (the “Annual Meeting”) of Dycom Industries, Inc. (the “Company”) will be held at 11:00 a.m., local time, on Tuesday, November 22, 2005, at the City Club of the Palm Beaches, 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408. The Annual Meeting will be held for the following purposes:

1. To elect four directors; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.
      The Board of Directors has fixed the close of business on Monday, October 3, 2005, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.
IMPORTANT
      Please mark, date, sign and return the enclosed proxy card promptly so that your shares can be voted. If you attend the Annual Meeting, you may withdraw your completed proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard B. Vilsoet
Secretary
October 26, 2005

DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, November 22, 2005

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, November 22, 2005, at the City Club of the Palm Beaches, 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408, at 11:00 a.m., local time, or at any adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
      Only shareholders of record at the close of business on October 3, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On October 3, 2005, the Company had 48,874,294 shares of common stock, par value $0.33 1/3, issued and outstanding. This number does not reflect the Company’s purchase of 8,763,451 shares of its common stock in its recently completed tender offer. Shares were not purchased in the tender offer until after the record date. All shares outstanding on the record date are entitled to vote, even if they were subsequently purchased in the tender offer. Each share of common stock entitles the holder thereof to one vote.
      A proxy card that is properly marked, signed, dated and returned in time for the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are indicated, each share of common stock represented by proxy will be voted for the election of the listed nominee directors.
      This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about October 26, 2005. Any shareholder giving a proxy has the power to revoke the proxy prior to its use. The proxy can be revoked by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Annual Meeting. Additionally, shareholders who attend the Annual Meeting may revoke a previously granted proxy and vote in person.
      The presence in person or by proxy of the holders of a majority of the common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. With the exception of the election of directors, which requires a plurality of the votes cast, the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting is required to approve any other proposals. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
      A copy of the Company’s Annual Report to Shareholders, including financial statements for the fiscal years ended July 30, 2005 and July 31, 2004, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

PROPOSAL 1
ELECTION OF DIRECTORS
      The Company’s Articles of Incorporation provides that the Board of Directors shall be divided into three classes, with each director having a three year term and the number of directors in each class as equal as possible. On May 23, 2005, the Board of Directors approved a resolution to increase the number of board members from seven to eight. In February 2005, due to increased demands on her time, Kristina M. Johnson announced her intention not to stand for re-election to the Board of Directors when her term expired at the Annual Meeting.
      Four director nominees have been nominated for election at the Annual Meeting. The nominees are Jack H. Smith, Thomas G. Baxter, Charles B. Coe, and Tony G. Werner. Each nominee was selected by the Corporate Governance Committee and approved by the Board of Directors at its October 19, 2005 meeting for submission to the Company’s shareholders. Thomas G. Baxter, Charles B. Coe and Tony G. Werner are currently serving terms that expire at the Annual Meeting. Charles B. Coe and Tony G. Werner have each been nominated for a three-year term expiring at the fiscal year 2008 Annual Meeting of Shareholders. Thomas G. Baxter has been nominated for a two-year term expiring at the fiscal year 2007 Annual Meeting of Shareholders and Jack H. Smith has been nominated for a one-year term expiring at the fiscal year 2006 Annual Meeting of Shareholders. If any director nominees become unable to accept nomination or election, which is not anticipated, the persons acting under such proxies will vote for the election of such other person as the Board of Directors may recommend.

				Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
		and Directorships in	Director	Meeting
Nominees for Election	Age	Public Companies	Since	For

Thomas G. Baxter	58	President of Time Warner Cable, from October 2001 to March 2005	2005	2007
		President and CEO, Audible, Inc. from May 2000 to August 2001
		Operating partner, Evercore Partners, from 1998 to 2000
		Director, Dycom, from January 1999 to September 2001

Charles B. Coe	57	Retired former executive with BellSouth Corporation. While at BellSouth Mr. Coe held various executive positions, including President of BellSouth Network Services, from 1986 to 2001	2005	2008
		Director, Internap Network Services Corporation, since July 2003

Jack H. Smith	60	Partner, Ernst & Young LLP from October 1984 to July 2005, Managing Partner of the Jacksonville, Florida office from 1996 to July 2005	N/A	2006

Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
		and Directorships in	Director	Meeting
Nominees for Election	Age	Public Companies	Since	For

Tony G. Werner	48	Senior Vice President and Chief Technology Officer of Liberty Global, Inc. since June 2005	2000	2008
Senior Vice President and Chief Technology Officer, Liberty Media Corporation, from August 2001 to June 2005
Senior Vice President of Strategic Technologies, Qwest Communications from May 2001 to August 2001
President and Chief Executive Officer of Aurora Networks, Inc. from October 2000 to May 2001
Executive Vice President and Chief Technology Officer of TCI Communications, Inc. and AT&T Broadband from July 1994 to October 2000
Director, OpenTV Corp. since August 2002

				Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
Directors Whose Terms		and Directorships in	Director	Meeting
Continue Beyond the Meeting	Age	Public Companies	Since	For

Steven E. Nielsen	42	President and Chief Executive Officer of the Company since March 1999; President and Chief Operating Officer from August 1996 to March 1999; and Vice President from February 1996 to August 1996	1996	2006
		Director, SBA Communications Corporation since November 2001
Stephen C. Coley	60	Management Consultant with McKinsey & Company, Inc. form July 1975 to January 2004. Mr. Coley is a Director Emeritus of McKinsey.	2003	2006
Charles M. Brennan, III	63	Chairman and Chief Executive Officer of MYR Group, Inc. from 1989 to April 2000	2002	2007
		Director, Rogers Corporation since June 2005
Joseph M. Schell	59	Chairman of Global Technology Investment Banking at Merrill Lynch & Co. from February 2000 to March 2002	1999	2007
		Independent financial consultant from March 1999 to January 2000

Recommendation of the Board of Directors
      The Board of Directors recommends that shareholders vote “FOR” the election of Thomas G. Baxter, Charles B. Coe, Jack H. Smith and Tony G. Werner as directors.
EXECUTIVE OFFICERS OF THE REGISTRANT
      The following table sets forth certain information concerning the Company’s executive officers, all of whom serve at the pleasure of the Board of Directors.

			Executive
			Officer
Name	Age	Office	Since

Steven E. Nielsen	42	Chairman, President, Chief Executive Officer	2/26/1996
Richard L. Dunn	56	Senior Vice President and Chief Financial Officer	1/28/2000
Timothy R. Estes	51	Executive Vice President and Chief Operating Officer	9/01/2001
Richard B. Vilsoet	53	General Counsel and Corporate Secretary	7/11/2005
      There are no family relationships among the Company’s executive officers.
      Steven E. Nielsen has been the Company’s President and Chief Executive Officer since March 1999. Prior to that, Mr. Nielsen was President and Chief Operating Officer of the Company from August 1996 to March 1999, and Vice President from February 1996 to August 1996. Mr. Nielsen has been a Director of SBA Communications Corporation since November 2001.
      Richard L. Dunn is the Company’s Senior Vice President and Chief Financial Officer. Mr. Dunn has been employed with the Company in this capacity since January 28, 2000. Mr. Dunn was previously employed by Avborne, Inc., a privately held company in the commercial aviation maintenance and repair industry, from April 1998 to January 2000 as Vice President, Finance and Chief Financial Officer. Mr. Dunn was employed by Perry Ellis International from April 1994 to April 1998 as Vice President, Finance and Chief Financial Officer.
      Timothy R. Estes has been the Company’s Executive Vice President and Chief Operating Officer since September 2001. Prior to that, Mr. Estes was the President of Ansco & Associates, Inc., one of the Company’s subsidiaries, from 1997 until 2001 and as Vice President from 1994 until 1997.
      Richard B. Vilsoet has been the Company’s General Counsel and Corporate Secretary since July 2005. Before joining the Company, Mr. Vilsoet was a partner with Shearman & Sterling, LLP. Mr. Vilsoet was with Shearman & Sterling, LLP for over 15 years.

CORPORATE GOVERNANCE
      The Company is committed to sound corporate governance, and to full compliance with New York Stock Exchange (“NYSE”), Securities and Exchange Commission (“SEC”) and other regulatory and legal requirements. In furtherance of these goals the Board of Directors has adopted a Business Code of Conduct and Ethics, a Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and written charters for each of its Corporate Governance Committee, Compensation Committee and Audit Committee, all of which are available on the Company’s Internet website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. The Company periodically reviews these documents in light of corporate governance developments and modifies the documents as appropriate.
Board of Directors and Its Committees
      The Board of Directors has established five committees; an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Finance Committee.
      Audit Committee. The Audit Committee currently consists of Charles M. Brennan, III, Stephen C. Coley, Kristina M. Johnson and Joseph M. Schell. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Audit Committee operates in accordance with an Audit Committee Charter, a copy of which is available on the Company’s internet website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.
      The principal function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee is also responsible for assisting the Board of Directors in the oversight of (1) the quality and integrity of the Company’s financial statements and related disclosures, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee met seven times during fiscal 2005.
      The members of the Audit Committee are independent, as independence is defined in the listing standards of the NYSE. In addition, the Board of Directors has determined that the Chairman of the Audit Committee, Charles M. Brennan, III, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes Oxley Act of 2002.
      The SEC has indicated that the designation of Mr. Brennan as an audit committee financial expert does not make him an “expert” for any purpose, impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board of Directors in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.
      Compensation Committee. The Compensation Committee currently consists of Stephen C. Coley, Kristina M. Johnson and Tony G. Werner. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Compensation Committee operates in accordance with a Compensation Committee Charter, a copy of which is available on the

Company’s Internet website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.
      The principal functions of the Compensation Committee are to recommend to the Board of Directors the compensation of the Company’s officers; and to administer the Company’s equity-based and incentive compensation plans, policies and programs. The Compensation Committee met eight times during fiscal 2005.
      Corporate Governance Committee. The Corporate Governance Committee currently consists of Stephen C. Coley, Joseph M. Schell and Tony G. Werner. The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Corporate Governance Committee operates in accordance with a Corporate Governance Committee Charter, a copy of which is available on the Company’s Internet website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.
      The principal functions of the Corporate Governance Committee are to recommend to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth below under the caption “Director Candidates”; to recommend to the Board of Directors persons to fill vacancies on the Board; to recommend to the Board of Directors the appointment of officers of the Company; to recommend to the Board of Directors the appointment of its members to serve on the five committees of the Board of Directors; to periodically review the number and functions of the committees of the Board of Directors; to evaluate the performance of individual directors on an annual basis; to evaluate the performance of the Chief Executive Officer on an annual basis and submit its evaluation to the Compensation Committee; to review the independence of outside directors on an annual basis; to review management succession and development plans; to recommend the process and oversee the assessment of the Board of Directors’ evaluation of the Board of Directors’ performance; to develop and monitor compliance with a set of corporate governance guidelines; and to counsel the Board of Directors on other corporate governance matters. The Corporate Governance Committee met five times during fiscal 2005.
      Executive Committee. The Executive Committee currently consists of Charles M. Brennan, III, Kristina M. Johnson and Steven Nielsen. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board of Directors meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet during fiscal 2005.
      Finance Committee. The Finance Committee currently consists of Charles M. Brennan, III, Joseph M. Schell and Tony G. Werner. The principal functions of the Finance Committee are to set policy for short-term investments; to review borrowing arrangements; and to recommend changes in the capital structure and operating budget of the Company. The Finance Committee met twice during fiscal 2005.
      The Board of Directors held seven meetings in the fiscal year ended July 30, 2005. All of the directors attended more than 75% of the aggregate number of meetings held by the Board of Directors and its respective committees on which they served, other than Mr. Werner, who attended 71% of such meetings during the fiscal year.

Board Independence
      In accordance with the Company’s Corporate Governance Guidelines, the Board of Directors monitors the independence of its members on an ongoing basis using standards set forth in the guidelines. The guidelines reflect the requirements set forth in the NYSE Corporate Governance listing standards. Under these standards, the Board of Directors has determined that each of the seven non-management members of the Board of Directors, including the three director nominees that are currently members of the Board of Directors, is independent and that such group constitutes a majority of the Company’s directors. Mr. Nielsen, who serves as the Company’s President and Chief Executive Officer, is not independent.
Code of Ethics for Senior Financial Officers
      The Company has adopted a Code of Ethics for Senior Financial Officers and a Business Code of Conduct and Ethics, each of which is a code of ethics as that term is defined in Item 406(b) of Regulation S-K. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. The Business Code of Conduct and Ethics applies to all officers, managers and employees of the Company. Each code is available on the Company’s Internet website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. The Company intends to satisfy the requirement under Item 10 of Form 8-K regarding disclosure of an amendment to, or a waiver from, provisions of the Code of Ethics for Senior Financial Officers by posting such information on its website at the address specified above.
Executive Sessions of Non-Management Directors
      In accordance with the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet without management present at regularly scheduled executive sessions (at least quarterly). The Lead Non-Management Director, who is currently Stephen Coley, presides at such sessions.
Communications with the Board of Directors
      The Company has adopted a formal process by which shareholders and other interested parties may communicate with one or more of the Company’s directors, the Company’s non-management directors as a group, a committee or the full Board of Directors. Shareholders who wish to communicate with a director or director group should direct their communications in writing to Dycom Industries, Inc., c/o Richard B. Vilsoet, General Counsel and Secretary, 11770 U.S Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. The Company’s Secretary is primarily responsible for monitoring director-related communications from shareholders and other interested parties and forwarding collected communications to the intended recipient provided it meets certain criteria. In general, communications are forwarded to the intended director or director group as long as the communications do not relate to ordinary business, legal or administrative matters or other non-substantive or inappropriate matters further described in the Company’s Internal Process for Handling Communications to Directors. All concerns and complaints relating to accounting, internal accounting controls or auditing matters as well as complaints regarding violations of the Company’s Business Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers will be referred to the Company’s Audit Committee in accordance with the Company’s Whistleblower Policy and Procedures. Both the Internal Process for Handling Communications to Directors and the Whistleblower Policy and Procedures are available on the Company’s Internet website at www.dycomind.com.

Director Candidates
      Pursuant to its charter and the Company’s Corporate Governance Guidelines, the Corporate Governance Committee is responsible for recommending to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s By-Laws. The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, engagements of third-party search firms, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the Corporate Governance Committee and the Board of Directors.
      In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, the Corporate Governance Committee will consider numerous attributes, including the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience and conflicts of interest. The Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. The Corporate Governance Committee believes that the backgrounds and qualifications of the Company’s directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities and operate effectively.
      The Corporate Governance Committee considers director nominee candidates from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Company’s Secretary in accordance with the instructions set forth later in this Proxy Statement under “Proposals for Year 2006 Annual Meeting of Shareholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Certain Relationships and Related Transactions
      Neither the Company nor any of its subsidiaries is engaged in any related party transaction with any director or executive officer of the Company, any nominee for director or any security holder known to the Company to own more than five percent of the Company’s common stock.
Director Compensation
      Directors who are employees of the Company do not receive fees for service on the Board of Directors or any committee of the Board of Directors. Non-employee directors receive an $18,000 annual fee for service. The Audit Committee chair receives an additional annual fee of $5,000 for service and each of the Corporate Governance Committee and Compensation Committee chairs receive an additional annual fee of $2,500 for their service. Non-employee directors receive a fee of $2,250 for each regular or special meeting of the Board of Directors attended in person, while the fee for telephonic meetings is $1,000. Non-employee directors receive a fee of $1,250 for regular meetings attended in person of the Audit, Corporate Governance, Finance, and Executive Committees, while the fee for telephonic meetings is $750. Non-employee directors receive a fee of $1,250 for Compensation Committee meetings at which executive or director compensation is being approved, whether attended in person or telephonically, and receive a fee of $750 for all other meetings, whether attended in person or telephonically. All directors are reimbursed for reasonable expenses incurred in connection with all meetings.

      In addition, under the 2001 Directors Stock Option Plan, directors who are not employees of the Company receive an initial grant of 6,000 stock options upon first becoming a director or upon reelection or appointment to the Board of Directors following a period during which a director did not serve on the Board of Directors. Thereafter, such directors will receive an annual grant of 2,000 stock options each year at the annual meeting if continuing their service as a director or a grant of 6,000 stock options upon their reelection to the Board of Directors for at least a three-year term. Stock options granted under the 2001 Directors Stock Option Plan vest in equal installments on each of the first four anniversaries of the date of grant.
      Pursuant to the 2002 Directors Restricted Stock Plan, non-employee directors who do not beneficially own at least 7,500 shares of Company common stock must elect to receive at least 60% of their annual fees in restricted shares of Company common stock and may elect to receive up to 100% of such fees in restricted shares of Company common stock. Non-employee directors who own at least 7,500 shares of Company common stock must elect to receive at least 25% of their annual fees in restricted shares of Company common stock and may elect to receive up to 100% of such fees in restricted shares of Company common stock. The number of restricted shares of Company common stock to be granted to a non-employee director will be determined by (i) dividing (a) the U.S. dollar amount of the director’s annual fees elected to be received in the form of restricted stock by (b) the fair market value of a share of common stock on the date such fees are payable and (ii) rounding up to the nearest whole share of common stock.
AUDIT COMMITTEE REPORT
      The Audit Committee (the “Committee”) consists of four independent directors and operates in accordance with a written charter adopted by the Board of Directors on November 24, 2003. A copy of the charter is available on the Company’s website at www.dycomind.com. Each member of the Audit Committee is “independent” as defined by the current listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. On behalf of the Board of Directors, the Committee oversees the quality and integrity of the accounting, auditing and financial reporting practices and internal controls and procedures of the Company. The Committee also appoints the independent auditors and approves the fees paid for their services.
      Management has the primary responsibility for preparing the Company’s consolidated financial statements and the overall financial reporting process, including maintaining the Company’s system of internal accounting controls. The Company’s independent auditors, Deloitte & Touche LLP, have the responsibility for auditing the Company’s financial statements, and for auditing the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting.
      The Committee reviewed the Company’s audited consolidated financial statements and the results of the audits relating to the Company’s internal control over financial reporting for fiscal 2005, and discussed those matters with management and the independent auditors. During fiscal year 2005, the Committee also discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to public release. In addition, the Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and the identification of audit risks. The Committee also discussed with the independent auditors all matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      As part of the Committee’s oversight responsibilities of the audit process, the Committee obtained a written statement from the Company’s independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence. The Committee concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to the Company and its subsidiaries are compatible with Deloitte & Touche LLP’s independence.
      Based on the aforementioned reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended July 30, 2005 for filing with the Securities and Exchange Commission. The Committee also approved the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2006 fiscal year.

Audit Committee

Charles M. Brennan, III, Chair
Stephen C. Coley
Kristina M. Johnson
Joseph M. Schell

Principal Accounting Firm Fees
      The Company’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates and pre-approves the nature, scope and fees associated with the annual audit of the Company’s financial statements and other audit related services. At the same time, the Audit Committee pre-approves a basket, equal to 10% of the budgeted fees for the Company’s annual audit, to cover additional audit related services. The Audit Committee pre-approves all other audit and permissible non-audit services provided by our independent auditors on a case-by-case basis. These services may include audit services, audit related services, tax services and other permissible services. None of the services described below under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was approved by the Audit Committee pursuant to the provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
      Aggregate fees billed to the Company for the fiscal years ended July 30, 2005 and July 31, 2004 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) are as follows:

	2005	2004

Audit Fees(a)	$2,570,600	$910,500
Audit Related Fees(b)	64,986	191,281
Tax Fees(c)	42,437	500,765
All Other Fees	—	—

Total	$2,678,023	$1,602,546

(a)	Audit fees for each of 2005 and 2004 consist of fees and expenses for professional services in connection with the audit of the annual financial statements, reviews of the Company’s quarterly reports filed on Form 10-Q and reviews of other periodic filings with the SEC. Audit fees for 2005 also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting as of July 30, 2005, both as promulgated by Section 404 of the Sarbanes-Oxley Act.

(b)	Audit Related Fees include fees for advisory services surrounding the Company’s documentation of internal control policies and procedures over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002, audits of the Company’s employee benefit plans, and audit related procedures on acquisitions.

(c)	Tax Fees include fees for tax research and tax planning services.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      As of October 3, 2005, the following table sets forth certain information regarding the beneficial ownership of common stock by each person known to the Company to be the beneficial owner (as determined under the rules of the Securities and Exchange Commission (the “SEC”)) of more than five percent (5%) of such shares, each director and nominee, each Named Executive Officer, and by all directors and executive officers of the Company as a group.

	Number of Shares		Percent of
	of Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner(1)	Owned(2)(3)		Owned(4)

5% Stockholders:
FMR Corp.	7,294,938	(5)	14.93%
82 Devonshire Street
Boston, Massachusetts 02109
Royce & Associates, LLC	4,891,000	(6)	10.01%
1414 Avenue of the Americas
New York, New York 10019
Directors and Executive Officers:
Thomas G. Baxter	11,081		*
Charles M. Brennan, III	17,906		*
Charles B. Coe	566		*
Stephen C. Coley	2,880		*
Kristina M. Johnson	9,592		*
Joseph M. Schell	50,917	(7)	*
Tony G. Werner	18,851		*
Steven E. Nielsen	804,500		1.65%
Timothy R. Estes	297,607		*
Richard L. Dunn	100,500		*
Richard B. Vilsoet	25,000		*
All directors and executive officers as a group (11 persons)	1,339,400		2.74%

*	Less than 1% of the outstanding common stock.

(1)	The address for each executive officer and director set forth above, unless otherwise indicated, is c/o Dycom Industries, Inc., 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

(2)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The following shares subject to options exerciseable within 60 days are included in the table: Mr. Brennan, 5,500 shares; Mr. Coley, 1,500 shares; Ms Johnson, 8,000 shares; Mr. Schell, 6,000 shares; Mr. Werner, 17,000 shares; Mr. Nielsen, 555,497 shares; Mr. Estes, 217,937 shares; Mr. Dunn, 98,500 shares; Mr. Vilsoet, 25,000 shares; and all directors and executive officers as a group, 853,508 shares.

(3)	Subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

(4)	As of October 3, 2005, there were 48,874,294 shares of our common stock issued and outstanding. Does not reflect the Company’s purchase of 8,763,451 shares of its common stock in its recent tender offer. The tender offer was completed after this date.

(5)	Information regarding FMR Corp. and its affiliates is based solely on information disclosed in an amended Schedule 13G filed with the SEC on February 14, 2005 by FMR Corp., Edward C. Johnson, III and Abigale P. Johnson. The Schedule 13G indicates that, at December 31, 2004 (i) Fidelity Management & Research Company (“Fidelity”) a wholly owned subsidiary of FMR Corp., was the beneficial owner of 5,189,494 shares of common stock as a result of acting as investment advisor to various investment companies; (ii) Fidelity Management Trust Company, a bank that is wholly owned by FMR Corp., was the beneficial owner of 860,744 shares of common stock as a result of its serving as investment managers of institutional account(s); and (iii) Fidelity International Limited, an entity that FMR Corp. voluntarily includes in its Schedule 13G filings, beneficially owns 1,244,700 shares. Edward C. Johnson, III, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of 5,189,494 shares owned by the funds. The board of trustees of each of the funds has sole power to vote or direct the voting of the shares held by the fund. Edward C. Johnson, III and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 860,744 shares and sole power to vote or to direct the voting of 860,744 shares and sole power to vote or to direct the voting of 860,744 shares. Fidelity International Limited has sole power to vote and sole power to dispose of 1,244,700 shares.

(6)	Information regarding Royce & Associates, LLC is as of June 30, 2005 and is based solely on information provided on the Schedule 13G filed with the SEC by Royce & Associates, LLC on July 8, 2005. Royce & Associates, LLC claims sole voting and dispositive power over 4,891,000 shares.

(7)	Shares are held in the Joseph M. & Deborah H. Schell TTEES U/ A DTD 06/26/2001 Schell Revocable Trust. Mr. And Ms. Schell each have power to act on behalf of the trust, either separately or together.

MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation
      The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered during each of the last three fiscal years by the Company’s Chief Executive Officer and our other executive officers whose compensation exceeded $100,000 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

					Long Term
		Annual Compensation			Compensation Awards

				Other			Securities
	Fiscal			Annual	Restricted		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock		Options(#)	Compensation(3)

Steven E. Nielsen	2005	$600,000	$484,220	—	—		75,000	$3,558
President and CEO	2004	560,096	549,000	$2,492	$2,801,000	(1)	68,000	3,563
	2003	500,000	333,333	7,200	—		75,000	3,502
Timothy R. Estes	2005	$420,000	$352,801	—	$1,477,445	(2)	50,000	$4,877
Executive Vice President and	2004	407,692	400,000	—	—		50,000	4,941
COO	2003	375,000	250,000	—	—		50,000	4,866
Richard L. Dunn	2005	$275,000	$88,200	—	—		20,000	$5,303
Senior Vice President and CFO	2004	254,808	100,000	—	—		20,000	4,587
	2003	220,375	88,000	—	—		15,000	4,177
Michael K. Miller(7)	2005	$164,904	$—	—	—		10,000	$3,427
Consultant, former Counsel and	2004	152,885	60,000	—	—		7,500	1,839
Corporate Secretary	2003	51,154	21,000	—	—		10,000	353

(1)	The restricted stock award of 105,000 shares vests at the rate of 25% on December 31 of each of 2004, 2005, 2006 and 2007 and will be fully vested and immediately exercisable in the event Mr. Nielsen’s employment with the Company is terminated under certain conditions during the 13 months immediately following a “change of control.” The number of shares and value of the restricted stock on July 30, 2005 were 78,750 shares and $1,921,500, respectively. The terms of the restricted stock award entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to the restricted stock.

(2)	The restricted stock award of 50,000 shares vests at the rate of 25% on December 31 of each of 2005, 2006, 2007 and 2008 and will be fully vested and immediately exercisable in the event Mr. Estes’ employment with the Company is terminated under certain conditions during the 13 months immediately following a “change of control.” The number of shares and value of the restricted stock on July 30, 2005 were 50,000 shares and $1,220,000, respectively. The terms of the restricted stock award entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to the restricted stock.

(3)	All other compensation for fiscal year 2005 consists of (i) contributions by Dycom to the Dycom retirement savings plan (Mr. Nielsen — $1,592; Mr. Estes — $3,029; Mr. Dunn — $3,227; Mr. Miller — $2,204) and (ii) premiums paid by Dycom for group term life insurance and long-term disability (Mr. Nielsen — $1,966; Mr. Estes — $1,848; Mr. Dunn — $2,076; Mr. Miller — $1,223).

(4)	Mr. Miller began his employment with the Company on March 17, 2003. Pursuant to Mr. Miller’s resignation, and effective as of May 23, 2005, Richard B. Vilsoet replaced Mr. Miller as General Counsel and, effective as of July 13, 2005, Corporate Secretary of the Company.

OPTION GRANTS IN FISCAL Year Ended JULY 30, 2005
      The following table sets forth additional information concerning the options granted to the Named Executive Officers of the Company during fiscal year 2005 under the Company’s 2003 Long-Term Incentive Plan (“2003 LTIP”).

	Individual Grants

			% of Total				Potential Realizable Value
	Number of		Options				at Assumed Annual Rates of
	Securities		Granted to				Stock Price Appreciation For
	Underlying		Employees	Exercise			Option Term
	Options		in Fiscal	Price(1)	Expiration
Name	Granted(#)		Year	($/Share)	Date		5%	10%

Steven E. Nielsen	75,000	(2)	7.9	$34.64	11/22/14		$1,633,868	$4,140,543
President and CEO

Timothy R. Estes	50,000	(2)	5.2	$34.64	11/22/14		$1,089,245	$2,760,392
Executive Vice President and COO

Richard L. Dunn	20,000	(2)	2.1	$34.64	11/22/14		$435,698	$1,104,145
Senior Vice President and CFO

Michael K. Miller	10,000	(2)	1.0	$34.64	7/9/05	(4)	—	—
Consultant, former General
Counsel and Corporate Secretary(3)

(1)	The exercise price is the closing price of the Company’s common stock as reported on the NYSE Composite Transactions Tape on the date of grant.

(2)	On July 21, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved the accelerated vesting of all unvested stock options granted under the Company’s 1998 Incentive Stock Option Plan and the 2003 Long-term Incentive Plan to current employees and officers with per share exercise prices equal to or greater than $23.92 (the closing market price on July 21, 2005), so that each such option became fully vested. In the case of officers of the Company at or above the level of Senior Vice President, the Compensation Committee imposed a holding period that will require the optionees to refrain from selling common stock acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfying withholding taxes) until the date on which the exercise would have been permitted under the option’s original vesting terms.

(3)	Mr. Miller began his employment with the Company on March 17, 2003. Pursuant to Mr. Miller’s resignation, and effective as of May 23, 2005, Richard B. Vilsoet replaced Mr. Miller as General Counsel and, effective as of July 13, 2005, Corporate Secretary of the Company.

(4)	Mr. Miller’s option expired on the date of his resignation in accordance with the terms of the grant.

AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END VALUE TABLE
      The following table sets forth additional information with respect to the Named Executive Officers of the Company concerning the exercise of options during fiscal year 2005 and unexercised options held as of July 30, 2005.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at July 30,
			Options at July 30, 2005(#)		2005(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven E. Nielsen	3	$47	555,497	56,250	$961,845	$584,625
President and CEO

Timothy R. Estes	—	—	205,437	42,500	$548,124	$441,675
Executive Vice President
and COO

Richard L. Dunn	2,000	$31,380	98,5000	10,000	$133,530	$104,350
Senior Vice President
and CFO

Michael K. Miller(2)	5,000	$50,950	—	—	—	—
Consultant, former
General Counsel and
Corporate Secretary

(1)	The closing market value of the Company’s common stock on July 30, 2005, as reported on the NYSE Composite Transactions Tape, was $24.40.

(2)	Mr. Miller began his employment with the Company on March 17, 2003. Pursuant to Mr. Miller’s resignation, and effective as of May 23, 2005, Richard B. Vilsoet replaced Mr. Miller as General Counsel and, effective as of July 13, 2005, Corporate Secretary of the Company.

EQUITY COMPENSATION PLAN INFORMATION
      The following table gives information about common stock of the Company that may be issued under the Company’s existing equity compensation plans as of July 30, 2005, including the 1991 Stock Option Plan, the 1998 Option Plan, the 2001 Directors Stock Option Plan, the 2002 Directors Restricted Stock Plan and the 2003 LTIP, all of which were approved by the Company’s shareholders. No further options will be granted under the 1991 Stock Option Plan or the 1998 Option Plan.
      In addition to common stock of the Company issuable under the equity compensation plans referenced above, the following table also gives information about common stock of the Company that may be issued upon the exercise of certain stock options that were granted to the Company’s non-employee directors pursuant to a stock option granting arrangement approved by the Board of Directors on January 10, 1994 (the “1994 Directors Stock Option Arrangement”) but never approved by the Company’s shareholders. This arrangement involved a one-time grant of options to purchase 12,000 shares of the Company’s common stock to each of the Company’s then and future non-employee directors at an exercise price equal to the closing stock price on the date of grant. After adjustment for two 3 for 2 stock splits the aggregate number of shares underlying the options granted pursuant to this arrangement was 135,000. The options granted under this arrangement vested over a three-year period. The 1994 Directors Stock Option Arrangement has been terminated and no further options will be granted under this arrangement.

			(c)
			Number of securities remaining
	(a)	(b)	available for future issuance
	Number of securities to be issued	Weighted-average exercise price	under equity compensation plans
	upon exercise of outstanding	of outstanding options, warrant	(excluding securities reflected in
Plan category	options, warrants and rights	and rights	column (a))

Equity compensation plans approved by security holders	3,633,371	$28.43	3,524,585
Equity compensation plans not approved by security holders(1)	12,000	$37.19	None

Total	3,645,371	$28.46	3,524,585

(1)	Reflects shares issuable upon the exercise of options granted to the Company’s non-employee directors pursuant to the 1994 Directors Stock Option Arrangement.

EMPLOYMENT AGREEMENTS
Nielsen Employment Agreement
      Effective as of November 25, 2003, the Company entered into an amended and restated employment agreement with Steven E. Nielsen (the “Nielsen Employment Agreement”). Pursuant to the Nielsen Employment Agreement, Mr. Nielsen continues to serve as President and Chief Executive Officer of the Company. The Nielsen Employment Agreement provides for a term of employment that began on November 25, 2003 and continues until May 15, 2008. Under the terms of the Nielsen Employment Agreement, Mr. Nielsen is provided with the following compensation: (i) an annual base salary of $575,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors and with a target of 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; (iv) a grant of 105,000 restricted shares of the Company’s common stock; and (v) a grant of 68,000 stock options to purchase the Company’s common stock.
      Upon the Company’s termination of Mr. Nielsen’s employment without “cause” or upon Mr. Nielsen’s resignation for “good reason” during the employment term, Mr. Nielsen will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such termination or resignation and, in the event that such termination or resignation occurs (or Mr. Nielsen dies or becomes disabled) on or before December 31, 2004, 30,000 of his restricted shares of Company common stock will fully and immediately vest upon the occurrence of such event. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 18-month period following termination or resignation. In the event the Company fails to renew the Nielsen Employment Agreement following the expiration of the employment term on substantially no less favorable terms to Mr. Nielsen, Mr. Nielsen will be entitled to a cash severance payment equal to his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such non-renewal of the agreement. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 12-month period following such non-renewal of the agreement. In addition, Mr. Nielsen and his dependents will continue to participate in the Company’s health and welfare plans during any severance payment period. If Mr. Nielsen resigns without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance pay.
      If during the 13-month period immediately following a “change of control” Mr. Nielsen’s employment is terminated without cause or Mr. Nielsen resigns for good reason, all outstanding and unvested stock options and shares of restricted stock granted by the Company to Mr. Nielsen on or after November 25, 2003 will fully and immediately vest. The agreement further provides that all outstanding and unvested stock options granted by the Company to Mr. Nielsen under the 1998 Option Plan will fully and immediately vest upon the occurrence of a change of control. Also, any portion of a cash severance payment which remains unpaid at the time of a change of control will be paid in a lump sum within five (5) days of the occurrence of such event. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Service Code (the “Code”) the Company will pay Mr. Nielsen a gross-up payment such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Nielsen is subject to noncompete and nondisclosure of proprietary information covenants under the agreement.

Estes Employment Agreement
      Effective as of November 4, 2004, the Company entered into an amended and restated employment agreement with Timothy R. Estes (the “Estes Employment Agreement”). Pursuant to the Estes Employment Agreement, Mr. Estes continues to serve as Executive Vice President and Chief Operating Officer of the Company. The Estes Employment Agreement provides for a term of employment that began on November 4, 2004 and continues until December 31, 2008. Under the terms of the Estes Employment Agreement, Mr. Estes is provided with the following compensation: (i) an annual base salary of $420,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors and with a target of 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; (iv) a grant of 50,000 restricted shares of the Company’s common stock; and (v) a grant of 50,000 stock options to purchase the Company’s common stock.
      Upon the Company’s termination of Mr. Estes’s employment without “cause” or upon Mr. Estes’s resignation for “good reason” during the employment term, Mr. Estes will be entitled to a cash severance payment equal to two times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such termination or resignation and, in the event that such termination or resignation occurs (or Mr. Estes dies or becomes disabled) on or before December 31, 2005, 3,500 of his restricted shares of Company common stock will fully and immediately vest upon the occurrence of such event. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 18-month period following termination or resignation. In the event the Company fails to renew the Estes Employment Agreement following the expiration of the employment term on substantially no less favorable terms to Mr. Estes, Mr. Estes will be entitled to a cash severance payment equal to his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such non-renewal of the agreement. This cash severance payment will be payable as soon as practical in substantially equal installments over the 12-month period following such non-renewal of the agreement. In addition, Mr. Estes and his dependents will continue to participate in the Company’s health and welfare plans during any severance payment period. If Mr. Estes resigns without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance pay.
      If during the 13-month period immediately following a “change of control” Mr. Estes’s employment is terminated without cause or Mr. Estes resigns for good reason, all shares of restricted stock granted under the Estes Employment Agreement and all outstanding and unvested stock options granted by the Company to Mr. Estes on or after November 4, 2004 will fully and immediately vest. The agreement further provides that all outstanding and unvested stock options granted by the Company to Mr. Estes under the 1998 Option Plan will fully and immediately vest upon the occurrence of a change of control. Also, any portion of a cash severance payment which remains unpaid at the time of a change of control, will be paid in a lump sum within five (5) days of the occurrence of such event. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Code the Company will pay Mr. Estes a gross-up payment such that the net amount of the severance payment retained by Mr. Estes after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Estes is subject to noncompete, nonsolicitation and nondisclosure of proprietary information covenants under the agreement.
Dunn Employment Agreement
      The Company entered into an employment agreement with Richard L. Dunn, effective as of January 28, 2000 and amended as of January 28, 2003 (the “Dunn Employment Agreement”). Pursuant to the Dunn Employment Agreement, Mr. Dunn serves as Senior Vice President and Chief Financial Officer of the

Company. The employment agreement between Mr. Dunn and the Company provides for a term of employment that began on January 28, 2000 and continues until January 28, 2004, provided, however, that the term of employment is automatically extended for additional one-year periods unless written notice of either party’s notice of non-renewal has been given to the other party at least 60 days prior to the expiration of the then effective term. Under the terms of the employment agreement, Mr. Dunn is provided with the following: (i) a minimum annual base salary of $215,000; (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 LTIP. Upon the Company’s termination of Mr. Dunn’s employment without “cause,” Mr. Dunn will be entitled to the payment of his annual base salary then in effect for a period of twelve (12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Dunn remained in the active service of the Company. In addition, the Company will provide Mr. Dunn and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Dunn resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Furthermore, Mr. Dunn is subject to noncompete and nondisclosure of proprietary information covenants.
Miller Consulting Agreement
      Effective as of May 26, 2005, the Company entered into a consulting agreement with Michael Miller, the former General Counsel of the Company (the “Miller Consulting Agreement”). The Miller Consulting Agreement provides for a consulting period that began on June 10, 2005 and continues until March 11, 2006. Under the terms of the Miller Consulting Agreement, Mr. Miller is provided with the following compensation: (i) a consulting fee of $161,500, payable in equal installments during the consulting period, and (ii) reimbursement of COBRA premiums paid by Mr. Miller to the extent of the Company’s contribution to the group health insurance plan premiums for then current employees until June 11, 2006 (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). Mr. Miller is subject to noncompete, nonsolicitation, and nondisclosure of proprietary information covenant under the agreement.
Vilsoet Employment Agreement
      Effective as of May 5, 2005, the Company entered into an employment agreement with Richard Vilsoet (the “Vilsoet Employment Agreement”). Pursuant to the Vilsoet Employment Agreement, Mr. Vilsoet serves as General Counsel of the Company. The Vilsoet Employment Agreement provides for an initial term of employment that began on May 9, 2005 and continues until May 9, 2009. The initial term is automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal. Under the terms of the Vilsoet Employment Agreement, Mr. Vilsoet is provided with the following compensation: (i) an annual base salary of $250,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 LTIP; and (v) an initial grant under the 2003 LTIP of 25,000 stock options to purchase the Company’s common stock.
      Upon the Company’s termination of Mr. Vilsoet’s employment without “cause,” Mr. Vilsoet will be entitled to payment of his annual base salary then in effect for a period of (i) 24 months if the Company terminates his employment on or before May 9, 2007, or (i) 12 months if the Company terminates his employment after May 9, 2007, or such greater amount as he may be entitled to under the Company’s severance plan. In addition, the Company will provide Mr. Vilsoet and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). In the event of a “change in control,” all outstanding options granted under the Vilsoet Employment Agreement will fully and immediately vest. If Mr. Vilsoet resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Mr. Vilsoet is subject to noncompete, non-solicitation, and nondisclosure of proprietary information covenants under the agreement.
REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee (the “Committee”) of the Board of Directors is a standing committee of the Board of Directors and is composed of outside directors within the meaning of Section 162(m) of the Code. In addition, each member of the Committee is “independent” as defined in the current listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. The primary purpose of the Committee is to discharge the responsibilities of the Board relating to all compensation, including equity compensation, of the Company’s Chief Executive Officer and other senior executives. The Committee also has overall responsibility for evaluating and making recommendations to the Board regarding the compensation of the Company’s directors and with respect to the equity based incentive plans and other compensation programs and policies of the Company. The Committee from time to time retains independent consultants to assist the Committee in fulfilling its responsibilities. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.dycomind.com. The Committee’s recommendations are subject to approval by the full Board of Directors. The following report is submitted by the Committee regarding compensation paid during fiscal year 2005.
Compensation Policy
      The compensation program of the Company is designed to (1) allow the Company to attract, motivate and retain the highest quality executives, (2) align their financial interests with those of the Company’s shareholders and (3) reward behaviors that enhance shareholder return. The program is intended to place a substantial amount of executive compensation “at risk” based on the performance of the Company, its subsidiaries and the executive.
      The Company’s compensation program for its executive officers and key employees consists of three major components: (i) annual salary; (ii) short-term performance-based incentives; and (iii) long-term equity-based incentives. The Committee believes that the Company’s mix of cash and equity-based compensation appropriately aligns the executives’ interests with that of the Company’s shareholders and promotes equity ownership in the Company among executive officers and key employees. Short-term performance-based incentives consist of annual cash awards based on the achievement of certain pre-established individual and company performance goals. Long-term, equity-based compensation for executive officers and key employees is in the form of stock options and/or restricted stock awards that are granted under the 2003 LTIP.
      Each year the Committee reviews recommendations for the base salary, annual incentive bonus awards and equity-based compensation for each of the Company’s senior officers. The recommended levels of compensation are submitted by the Chief Executive Officer and reflect the competitive pay practices of other companies, job responsibility, past performance and the need to attract, retain and reward executive talent. The Committee then assesses the performance of the Company and each respective senior officer to set actual compensation relative to the recommendations. The Committee consults with compensation consultants from time to time to determine the extent to which the Company’s executive compensation levels are competitive with those of its peers.
Executive Officer Compensation Guidelines

Base Salary Adjustments
      The Committee reviews, on an annual basis, salary recommendations for the Company’s senior officers. In making these decisions, the Committee reviews each executive’s performance, market compensation levels for comparable positions, the Company’s performance goals and objectives and other relevant information. The recommendations are submitted by the Chief Executive Officer and are based on the individual’s performance and general market conditions. Salary levels are intended to recognize the challenge of different positions taking into consideration the type of activity of the position, the responsibility associated with the job and the relative size of the operation.

Performance-Based Annual Incentive Bonus Awards
      In addition to paying a base salary, the Company provides for cash incentive compensation as a component of overall compensation for the Company’s senior officers. Incentive compensation as a component of overall compensation is tied to individual performance and the Company’s financial performance, usually with a heavy emphasis on the profitability of the Company. In fiscal year 2005, the target incentive compensation pool was established by formula based upon the Company’s consolidated financial performance. The fiscal year 2005 key financial performance measures were total revenue and income before income taxes. Individual incentive compensation awards are recommended by the Chief Executive Officer for consideration and approval by the Committee.

Equity-Based Compensation
      The Committee’s policy is that a portion of each senior officer’s compensation should be “at risk” based on the performance of the Company, its subsidiaries and the respective officer so as to align the financial interests of the Company’s senior officers with those of the Company’s shareholders and the performance of the Company’s common stock. The Committee believes that providing senior officers with an opportunity to acquire a financial interest in the Company’s performance (through grants of stock options and other equity-based compensation) will incent and reward senior officers for job performance which enhances shareholder returns. The Company adopted its 2003 LTIP at its 2003 Annual Shareholders Meeting on November 25, 2003 and amended such plan on August 30, 2004. Under the plan, the Committee may award equity-based compensation to officers and key employees. Participants are selected based on their significant contributions or anticipated contributions to the Company. Awards under the plan may be in the form of either statutory or non-statutory stock options, restricted stock units, performance share units, or other awards that are based on the value of the Company’s common shares. The Company grants stock options with an exercise price per share which is equal to the fair market value per share on the date of grant so that the employee is rewarded only to the extent that the Company’s share price increases following the date of grant. Subject to employment requirements, the options generally become exercisable in equal installments over a period of four years after the date of grant.

Other Considerations with Respect to the Chief Executive Officer’s Compensation
      In establishing Mr. Nielsen’s compensation for 2005, we applied the principles outlined above in the same manner as they were applied to the other executives. The annual total compensation for the Company’s Chief Executive Officer and President is set by the Committee with the goal of providing him with a competitive base salary amount and an annual cash incentive award which is consistent with individual and Company performance. The base salary amount is set forth in the Nielsen Employment Agreement (as described herein) and is based upon a comparison with other peer group companies with which the Company competes for executive talent pursuant to information provided to the Committee by the compensation consultants. The annual incentive award is based upon a pre-established combination of the Company’s overall financial performance and Mr. Nielsen’s individual performance. The fiscal year 2005 pre-established financial performance measures were total revenue, operating cash flow, profit before income taxes and net income, both of the latter two measures being adjusted for asset impairments. Mr. Nielsen’s annual incentive award was calculated as a specified percentage (the “Annual Incentive Payout Ratio”) of the amount by which income before taxes, adjusted for asset impairments, exceeds a preset threshold of contract revenues. This threshold is set at or above the level of long-term performance of the Company’s peer companies. The Annual Incentive Payout Ratio was determined by assessing operating cash flow relative to net income, adjusted for asset impairments, with a lower payout associated with lower ratios. Mr. Nielsen receives an annual incentive award only if the award as calculated according to the foregoing guidelines equals or exceeds 10% of his 2005 base salary. The maximum annual incentive award payable to Mr. Nielsen for fiscal year 2005 is 125% of his base salary. The Compensation Committee may, in its discretion, reduce the amount of any incentive compensation award determined by the above calculation.
      In accordance with the criteria outlined above and in connection with Nielsen Employment Agreement, the Committee increased Mr. Nielsen’s base salary from the $575,000 per annum level which had been in effect since November 25, 2003 to $600,000 per annum, effective as of August 1, 2004, which represents a 4.3% increase. The Compensation Committee also approved the payment to Mr. Nielsen of an annual cash incentive award for the fiscal year 2005 in the amount of $484,220, an 11.8% decrease from 2004, based on the performance criteria outlined above. As described above, the Committee believes that a portion of the compensation for the Chief Executive Officer, like the compensation of other executive officers of the Company, should be in the form of annual performance-based incentives that align investors’ and the Chief Executive Officer’s interests through common share ownership in the Company. In 2005, we granted Mr. Nielsen 75,000 stock options under the 2003 LTIP.

Compensation Deductibility Policy
      Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific performance criteria are satisfied. The Company believes that the cash bonuses paid to executive officers under the Annual Incentive Plan will be fully deductible under Section 162(m). The Committee’s policy is to seek to maximize the deductibility of compensation in excess of $1 million per taxable year, in accordance with the requirements of Section 162(m) of the Code (and any regulations promulgated thereunder), paid to any of the executive officers, except to the extent that the Committee determines that compliance is not in the best interest of the Company or compliance with the requirements of Section 162(m) rules conflicts with the Company’s compensation philosophy of attracting and retaining key personnel by compensating them at competitive market rates, in which case the Committee will abide by the compensation philosophy, regardless of the tax impact of such actions. Any salary or other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

Option Acceleration
      On July 21, 2005, the Committee approved the accelerated vesting of all unvested stock options granted under the 1998 Stock Option Plan and the 2003 LTIP to current employees and officers with per share exercise prices equal to or greater than $23.92 (the closing market price of a share of Company common stock on the NYSE Composite Transaction Tape on July 21, 2005), so that each such option became fully vested and exercisable on such date. In the case of officers of the Company at or above the level of Senior Vice President, the Committee imposed a holding period that will require such officers to refrain from selling Company common stock acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfying withholding taxes) until the date on which the exercise would have been permitted under the option’s original vesting terms. The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). SFAS No. 123(R) is effective for the Company beginning in the first quarter of fiscal 2006, and will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as footnote disclosure in the Company’s consolidated financial statements. The Company believes the maximum aggregate future expense that will be eliminated as a result of the acceleration of vesting of these options is approximately $21.9 million on a pre-tax basis. The acceleration of the vesting of these options did not result in a charge based on accounting principles generally accepted in the United States.

Review of all Components of Executive Compensation
      The Committee has reviewed all components of the compensation of the Company’s Chief Executive Officer and the other executive officers, including base salary, bonus, annual incentive awards, and equity-based compensation, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, the actual projected payout obligations under the Company’s executive retirement savings plan and under several potential severance and change-in-control scenarios.

The Committee’s Conclusion
      Based on this review, the Committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) of the Company’s Chief Executive Officer and the other executive officers in the aggregate to be reasonable and not excessive.

Compensation Committee

Tony G. Werner, Chair
Kristina M. Johnson
Stephen C. Coley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Tony G. Werner, Kristina M. Johnson, and Stephen C. Coley are members of the Compensation Committee. No member of the Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between the Company and other entities involving our executive officers and our Board members who serve as executive officers of those other entities.

PERFORMANCE PRESENTATION
      Set forth below is a graph which compares the cumulative total returns for the Company’s common stock against the cumulative total return (including reinvestment of dividends) of the Standard & Poors (S&P) 500 Composite Stock Index and respective peer group indices for the last five fiscal years, assuming an investment of $100 in the Company’s common stock and each of the respective peer group indices noted on July 30, 2000. This graph is not intended to predict the Company’s forecast of future financial performance. For comparing total returns on the Company’s common stock, a peer group consisting of MasTec, Inc. and Quanta Services, Inc. has been used.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DYCOM INDUSTRIES, INC., THE S & P 500 INDEX
AND A PEER GROUP

	7/00	7/01	7/02	7/03	7/04	7/05

Dycom Industries, Inc.	100.00	51.20	22.57	39.79	63.02	57.08
S & P 500	100.00	85.67	65.43	72.39	81.93	93.44
Peer Group	100.00	50.37	12.25	25.39	28.89	35.59

*	$100 invested on 7/31/100 in stock or index-including reinvestment of dividends. Fiscal year ending July 31.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based on the Company’s review of such reports, the Company believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2005 except that Mr. Werner, a director, was late in reporting one transaction involving the purchase of 50 shares of common stock on Form 4.
INDEPENDENT AUDITORS
      The Audit Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent auditors for the next fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting for the purposes of responding to shareholders’ questions and making statements that they consider appropriate.
PROPOSALS FOR YEAR 2006
ANNUAL MEETING OF SHAREHOLDERS
      Proposals by shareholders intended to be presented at the Year 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than June 27, 2006 to be considered for inclusion in the Company’s proxy materials for that meeting.
      In addition, shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company’s By-Laws. In general, written notice must be received by the Secretary of the Company not less than sixty (60) days or more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in the Company’s books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company’s By-Laws to ensure that the specific requirements of such notice are met. A copy of the Company’s By-Laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

EXPENSES OF SOLICITATION
      The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.
OTHER MATTERS
      The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard B. Vilsoet
Secretary
October 26, 2005

▼FOLD AND DETACH HERE ▼

DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
PROXY FOR THE 2005
ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 22, 2005
     This Proxy is solicited on behalf of the Board of Directors of Dycom Industries, Inc. (the “Company”). The undersigned hereby appoints Steven Nielsen and Richard L. Dunn, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling) to vote all shares of common stock held of record by the undersigned on October 3, 2005 at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company scheduled to be held on November 22, 2005, and at any adjournments thereof.
     The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the nominees named hereon. The shares will be voted at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.
1.	The election of four nominees for director as set forth in the Proxy Statement accompanying the Notice of Annual Meeting of Shareholders and listed below. The Board of Directors recommends a vote FOR the election of the nominees listed below.

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT
			FOR ALL NOMINEES		(See instructions below)

Thomas G. Baxter	Charles B. Coe	Jack H. Smith	Tony G. Werner
To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and list the name here:

(continued on reverse side)

▼ FOLD AND DETACH HERE ▼

2.	To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.

Dated: ________________________________________, 2005

Signature

Signature (if held jointly)

Please date and sign as your name appears hereon, and return in the enclosed envelope. If acting as attorney, executor, administrator, trustee, or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If the shares are held jointly, each shareholder named is required to sign.
PLEASE VOTE, SIGN, AND RETURN.